Explanation of Responses
(1) In connection with the secondary offering of common stock, par value $0.01 per share, of Green Bancorp, Inc. (the "Shares"), by certain selling shareholders pursuant to an underwriting agreement (the "Underwriting Agreement") and prospectus supplement, each dated May 23, 2018 (the "Secondary Offering"), the Reporting Person shown on this Form 4, as a selling stockholder, sold Shares in the amounts shown in the above table. The Secondary Offering closed on May 29, 2018. This amount represents an aggregate price per Share of $22.55.

(2)  Each of Friedman Fleischer & Lowe Capital Partners III, L.P., Friedman Fleischer & Lowe Parallel Fund III, L.P., FFL Individual Partners III, L.P., FFL Executive Partners III, L.P. (collectively, the “FFL Funds”) is controlled by Friedman Fleischer & Lowe GP III, L.P., their general partner, which is controlled by Friedman Fleischer & Lowe GP III, LLC, its general partner. Friedman Fleischer & Lowe GP III, LLC is controlled by Tully M. Friedman and Spencer C. Fleischer, its two managing members. Accordingly, Friedman Fleischer & Lowe GP III, L.P., Friedman Fleischer & Lowe GP III, LLC and Messrs. Friedman and Fleischer (the “FFL Related Parties”) may be deemed to beneficially own the shares owned by the FFL Funds. Each FFL Related Party expressly disclaims beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such FFL Related Party does not have a pecuniary interest. Investment, disposition and voting decisions with respect to shares held by each of the FFL Funds are made by an investment committee of certain limited partners of Friedman Fleischer & Lowe GP III, L.P., currently consisting of seven individuals (the “Investment Committee”), including Tully Friedman, Spencer Fleischer, Chris Harris, Greg Long, Rajat Duggal, Aaron Money, and Cas Schneller. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such members do not have a pecuniary interest. The address of each of the entities and persons identified in this note is c/o FFL Partners, LLC, One Maritime Plaza, Ste. 2200, San Francisco, CA 94111

(3) Held directly by Friedman Fleischer & Lowe Capital Partners III, L.P.
(4) Held directly by Friedman Fleischer & Lowe Parallel Fund III, L.P
(5) Held directly by FFL Individual Partners III, L.P.
(6) Held directly by FFL Executive Partners III, L.P